Exhibit (d)(xxxii)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of March 15, 2007, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”) and THORNBURG INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Subadviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated April 16, 2002, as amended, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect the addition of a new series, the Focused StarALPHA Portfolio, to Schedule A and to reflect the term of the Agreement with respect to such services; and

WHEREAS, the Board of Directors of the Fund, has approved this Amendment to Subadvisory Agreement and it is not required to be approved by the shareholders of the Focused StarALPHA Portfolio.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Subadvisory Agreement shall be replaced with the Schedule attached hereto.

2.	This Amendment to Subadvisory Agreement is effective as of May 1, 2007, or such other date as the Registration Statement for the Focused StarALPHA Portfolio becomes effective and the Portfolio commences operations.

3.	The Subadvisory Agreement shall continue in full force and effect with respect to the Focused Growth Portfolio until August 31, 2008, with respect to the Focused Growth and Income Portfolio until August 31, 2008 and with respect to the Focused StarALPHA Portfolio until August 31, 2008 in accordance with the terms set forth in paragraph 14 of the Subadvisory Agreement.

4.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

THORNBURG INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

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SCHEDULE A

Portfolio	Fee Rate (as a percentage of daily net assets the Subadviser manages for the Portfolio)

3